SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) March 3, 2006


                       LEGEND INTERNATIONAL HOLDINGS, INC
                 (Exact Name of Company as Specified in Charter)


          Delaware                     000-32551                 23-3067904
-----------------------------   -----------------------     --------------------
(State or Other Jurisdiction     (Commission File No.)          (IRS Employer
      of Incorporation)                                      Identification No.)

         Level 8, 580 St Kilda Road, Melbourne, Victoria Australia 3004
         --------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)


Company's telephone number                       61-3-8532-2860

Company's facsimile number                       61-3-8532-2805

Company's email address                          lgdi@axisc.com.au

Company's website address                        www.lgdi.com

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Item 1.01 Entry into a Material Definitive Agreement

Effective as of March 3, 2006, Legend International Holdings, Inc, a Delaware corporation (the "Company") entered into a Contract for the Sale of Mining Tenements ("Contract") with Astro Diamond Mines N.L. ("Astro") an Australian company pursuant to which the Company shall acquire certain diamond mining tenements in Northern Australia from Astro, subject to the terms and conditions discussed below. The Contract is conditional on the approval of shareholders of Astro approving the sale of the tenements to Legend. The consideration payable by Legend to Astro is Australian dollars $1.5 million and is payable 90 days after the approval of Astro shareholders. If Legend does not make the payment within the time period, the Contract is cancelled. At settlement, Legend is also required to pay to Astro any costs incurred on the tenements after February 1, 2006. Astro has provided commercial warranties which are usual for a transaction of this nature in favour of Legend. Astro intends to schedule a meeting of its shareholdersin April 2006 to consider and vote upon the Contract. Under Australian law, Astro is required to provide an independent experts report to shareholders for this transaction. In order to prepare the independent experts report, a mineral valuation was prepared on behalf of Astro which indicated that the preferred value for the tenements the subject of the transaction was Australian dollars $1.5 million. This formed the basis of the consideration agreed by the parties.

The President and Chief Executive Officer of the Company, Mr. J. I. Gutnick, is Chairman and Managing Director of Astro and Dr DS Tyrwhitt, an independent Director of the Company is also a Director of Astro.

The tenements are located in the Northern Territory of Australia and are prospective for diamonds. The project areas are referred to as Calvert Hills (the Foelsche and Selby areas) and Cox (Broadmere).

The Foelsche and Selby areas are located in the Gulf country of the Northern Territory. This land package covers over 8,000 square kilometers of diamond prospective terrain. The Foelsche project area is located less than 20 kilometres east of the Merlin diamond field held by North Australian Diamonds Ltd. The Selby prospect area is approximately 130 kilometres to the east. Portions of these prospects have been surveyed using airborne electromagnetic geophysical techniques ("EM") with highly encouraging results. Numerous anomalies were found to occur within areas drained by streams containing significant kimberlite indicator minerals. Selected airborne anomalies in various settings were followed up with detailed ground gravity surveys. The results of the gravity survey have defined several outstanding coincident gravity anomalies showing much greater detail than the airborne survey. These results are considered to be very encouraging. Government requirements will need to be met before access and drilling can be carried out next year.

Other holdings in the district include areas adjacent to the Abner Range discoveries of Gravity Diamonds Ltd, and a large position at the Cox project area, 230 kilometres to the west. The Cox project area consists of more than 9,200 square kilometers of terrain that is also prospective for diamonds. Microdiamonds, macrodiamonds and chromites were recovered by previous explorers in the Broadmere area within the Cox project. It is envisaged that an airborne electromagnetic survey can be flown over this area in the next field season, which runs from April to November 2006.

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The Broadmere prospect is located within the Cox group of tenements, which are centred 230 kilometres northwest of the Merlin field. Three macrodiamonds and numerous microdiamonds have been recovered by previous explorers from two broad areas within the Broadmere prospect. It is envisaged that these two broad areas will constitute the beginning of further detailed airborne surveys in the next field season, which runs from April to November 2006.

Item 9.01. Financial Statements and Exhibits.

(c)  Exhibits.

Exhibit No.    Description of Exhibit
-----------    ----------------------

10.1           Contract for the Sale of Mining Tenements.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              LEGEND INTERNATIONAL HOLDINGS INC.
                                              (Company)

                                              By: /s/ Peter Lee
                                                  ------------------------------
                                                      Peter Lee
                                                      Secretary

Dated: March 3 2006